[Letterhead of Baker & McKenzie LLP]

November 20, 2007

HQ Sustainable Maritime Industries, Inc.

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (Registration No. 333-145598) (the “Registration Statement”), of HQ Sustainable Maritime Industries, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,625,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share. The Shares include an over-allotment option granted to the underwriters of the offering (the “Underwriters”) to purchase additional shares of Common Stock in the manner described in the Registration Statement and the shares of Common Stock underlying a purchase option to the Underwriters (the “Purchase Option”) in the form to be filed as an exhibit to the Registration Statement. We understand that the Shares (other than the shares of common stock underlying the Purchase Option) are to be sold by the Company to the Underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement in the form to be filed as an exhibit thereto.

As the Company’s legal counsel, we have examined the Certificate of Incorporation and By-Laws as amended to date of the Company and the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares and have examined such records and such other documents as we have deemed necessary to form a basis for the opinions expressed herein. We are also familiar with the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by the Company and the representatives of the Underwriters.

Based on the foregoing and subject to the qualifications set forth below, and having regard to legal considerations we deem relevant, we are of the opinion that the Shares being sold by the Company have been duly and validly authorized and, when issued in the manner described in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and the opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & McKenzie LLP